Exhibit 3.19

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MEDICAL PROPERTIES TRUST, LLC

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, is made and entered into on March 30, 2004, by and among MEDICAL PROPERTIES TRUST, LLC, a Delaware limited liability company (the “Company) and Medical Properties Trust, Inc., a Maryland corporation (hereinafter referred to as the “Sole Member”).

W I T N E S S E T H:

WHEREAS, the Company was organized pursuant to the Delaware Limited Liability Company Act (the “Act”), as set forth in the Delaware Code, § 18-101 et seq., as the same may be amended from time to time on December 6, 2002;

WHEREAS, the Company and its Members entered into a Limited Liability Company Agreement on December 6, 2002, a First Amended and Restated Limited Liability Company Agreement on May 1, 2003 and a Second Amended and Restated Limited Liability Company Agreement on June 19, 2003; and

WHEREAS, the parties desire to enter into this Third Amended and Restated Limited Liability Company Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, the parties hereby agree as follows:

1. MEMBERSHIP INTERESTS. The Sole Member currently owns one hundred percent (100%) of the percentage interests in the Company.

2. MANAGEMENT BY MEMBER(S). The Management of the Company shall be vested in its members. The members shall have the exclusive right, power and authority to manage and operate the business and affairs of the Company and to authorize any act or transaction on behalf of the Company. The members may from time to time appoint and delegate authority to act on behalf of the Company to such officers as the members deem appropriate. Any deed, agreement or other instrument, whether or not for apparently carrying on in the usual way the business or affairs of the Company, shall be binding on the Company and may be relied upon by any person or entity which is supplied with such executed deed, agreement or other instrument, if the same is executed on behalf of the Company by a member.

3. GOVERNING LAW. This Third Amended and Restated Limited Liability Company Agreement shall be interpreted, construed and enforced in accordance with the Act and the laws of the State of Delaware, without giving effect to its choice of law provisions.

4. ENTIRE AGREEMENT. This Third Amended and Restated Limited Liability Company Agreement constitutes the entire agreement of the parties and supersedes all prior agreements.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Third Amended and Restated Limited Liability Company Agreement on the date first set forth above.

MEDICAL PROPERTIES TRUST, LLC
BY:	MEDICAL PROPERTIES TRUST, INC.
ITS:	SOLE MEMBER

By:	/s/ Edward K. Aldag, Jr.
Its Chairman, President and CEO

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ Edward K. Aldag, Jr.
Its Chairman, President and CEO

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